UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

GTC BIOTHERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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175 Crossing Boulevard

Framingham, Massachusetts 01702

(508) 620-9700

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held July [—], 2009

A Special Meeting of Shareholders of GTC Biotherapeutics, Inc., or GTC, will be held at [ — ], at [—] local time on [Day], July [—], 2009 for the following purposes:

1. To approve the issuance of shares of Series E-1 and Series E-2 10% convertible preferred stock, which are convertible into shares of our common stock, to LFB Biotechnologies S.A.S. (“LFB”) pursuant to the securities purchase agreement dated as of June 18, 2009 between GTC and LFB; and

2. To transact such other business as may properly come before the special meeting or any adjournments thereof.

Only GTC shareholders of record at the close of business on June 23, 2009 are entitled to notice of, and to vote at, the special meeting or any adjournment thereof.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote by telephone or Internet. If you attend the meeting and vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner
Clerk

June [—], 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON JULY [—], 2009

This proxy statement is available at: http:// [—]

i

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JULY [•], 2009

Our Board of Directors is soliciting proxies with the enclosed proxy card for use at the Special Meeting of Shareholders to be held at                     , at         local time on [day], July [•], 2009, and at any adjournment thereof. This proxy statement and the accompanying proxy card are first being provided to our shareholders on or about                     , 2009.

GENERAL INFORMATION ABOUT VOTING

Who can vote. You may vote your shares of our stock at the special meeting if you were a shareholder of record at the close of business on June 23, 2009. On June 23, 2009, after giving effect to the one-for-ten reverse split of our common stock effective as of May 26, 2009, there were (i) [10,438,794] shares of common stock outstanding, and (ii) 115 shares of our Series D preferred stock outstanding, which are convertible into a total of 11,500 shares of our common stock.

How many votes do you have. You have one vote for each share of common stock that you owned at the close of business on June 23, 2009, which is shown on your proxy card or other voting instruction form. Each share of Series D preferred stock is convertible into 100 shares of common stock and entitled to one vote for each share of common stock into which it is convertible.

How to vote your shares in person. If you attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account), you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on June 23, 2009 in order to be admitted to the meeting. To be able to vote, you will need to obtain a proxy from the brokerage firm or bank that is the holder of record of your shares.

How to vote your shares by proxy card. If you choose to vote by proxy card, please complete, date, sign and return the enclosed proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your vote should be cast, the proxies will vote your shares in favor of the proposal contained in this proxy statement, as recommended by our Board. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

How to vote your shares by telephone or Internet. Instead of submitting your vote by mail on the enclosed proxy card, you may vote by telephone or Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered shareholder (that is, if you hold your stock in your own name) or you hold your shares in “street name”. In either case, you must follow the procedures described on your proxy card.

In order to vote by telephone or Internet, please have the enclosed proxy card available with you, and call the number or go to the website listed on the proxy card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

We encourage you to vote by Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by email. This lowers our costs and speeds delivery to you.

Who to contact for additional information. If you have questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor, The Altman Group, at (800) 287-0142.

Proposal to be considered at the special meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be as follows:

1. To approve the issuance of shares of Series E-1 and Series E-2 10% convertible preferred stock, which are convertible into shares of our common stock, to LFB Biotechnologies S.A.S. (“LFB”) pursuant to the securities purchase agreement dated as of June 18, 2009 between GTC and LFB.

Quorum. A quorum of shareholders is required to transact business at the meeting. A majority in interest of the outstanding shares of capital stock entitled to vote at the meeting in person or by proxy constitutes a quorum for the transaction of business.

Number of votes required. The affirmative vote representing a majority of the votes cast by holders of shares present, or represented by proxy, and entitled to vote thereon at the meeting is required to approve the proposal scheduled to be presented at the meeting.

Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the special meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the broker’s customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or the regulations of The New York Stock Exchange from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. For purposes of the proposal scheduled to be presented at the meeting, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not have an effect on this proposal.

Discretionary voting by proxies on other matters. If other matters are properly presented for consideration at the special meeting, the persons named as proxies on the proxy card, or designated by telephonic or Internet vote, will have the authority to vote on those matters for you as they determine. Aside from the proposal listed above, we do not know of any other proposals that may be presented at the special meeting.

How you may revoke your proxy. You may revoke the proxy authority granted by your proxy card at any time before its exercise by submitting a written revocation or a new duly executed proxy card bearing a later date to GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Nathaniel S. Gardiner, Corporate Clerk. You may revoke the proxy authority granted by telephone or Internet in accordance with the instructions provided on the website or by calling the number set forth on your proxy card, which in either case must be done before 11:59 p.m. Eastern Time the day before the meeting date. Previously granted proxy authority may also be revoked by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements in time with your broker or bank to vote your shares in person or to revoke your proxy.

Voting results. We expect to publicly announce shortly after the meeting whether or not the proposal under consideration has been approved. Additionally, we expect to report the voting results from the special meeting in our Quarterly Report on Form 10-Q for the second quarter of 2009, which we plan to file with the Securities and Exchange Commission in August of 2009.

Expenses of solicitation. We will bear all costs of soliciting proxies. We have hired a proxy solicitation firm, The Altman Group, to assist in soliciting proxies for an anticipated fee of approximately $7,500, plus reasonable out-of-pocket expenses. We will also, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of our common stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from shareholders in person or by other means of communication, including telephone, facsimile and email, without additional remuneration.

No appraisal rights. There are no appraisal rights associated with the proposal being considered at the special meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and its corresponding footnotes sets forth the amount of our common stock and Series D preferred stock beneficially owned as of May 26, 2009 by:

•	persons known by us to be beneficial owners of more than 5% of our common stock or Series D preferred stock;

•

our principal executive officer and principal financial officer during our most recently completed fiscal year and our three other most highly compensated executive officers who were serving as executive officers at the end of our most recently completed fiscal year, whom we refer to collectively as our “named executives”;

•	our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each person listed below includes any shares over which the person has sole or shared voting or investment power as well as shares which the person has the right to acquire on or before July 25, 2009 by exercising a stock option, converting a convertible security, exercising a warrant or other right to acquire shares. Unless otherwise indicated, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. For each person listed below, the percentage ownership of common stock set forth under “Percent of Class” was calculated based on the 10,438,794 shares of common stock outstanding at the closing of the NASDAQ Capital Market on May 26, 2009, plus any shares that person could acquire upon the exercise or conversion of any options, warrants or other rights exercisable or convertible on or before July 25, 2009. The 10,438,794 shares of common stock outstanding has also been adjusted to reflect the one-for-ten reverse stock split that we effected at 11:59 p.m. on May 26, 2009. The percentage ownership of Series D preferred stock set forth under “Percent of Class” was calculated based on the 115 shares of Series D preferred stock outstanding on May 26, 2009.

Title of Class	Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Common Stock
	LFB Biotechnologies, S.A.S. (1)	9,184,403	52.16%
	3, avenue des Tropiques Les Ulis - 91940 Courtaboeuf Cedex - France
	William Harris Investors, Inc. (2)	580,301	5.52%
	191 North Wacker Drive, Suite 1500 Chicago, IL 60606
	Sonora Investment Management, LLC (3)	530,253	5.08%
	2343 E Broadway Blvd, Suite 116 Tucson, AZ 85719
	Geoffrey F. Cox (4)	154,592	1.47%
	Robert W. Baldridge (5)	9,507	*
	Kenneth A. Bauer (6)	5,250	*
	Christian Béchon (7)	12,406	*
	Francis J. Bullock (8)	11,371	*
	James A. Geraghty (9)	24,830	*
	May Ann Gray (10)	2,600	*
	Michael J. Landine (11)	6,750	*
	Pamela W. McNamara (12)	8,980	*
	Marvin L. Miller (13)	9,208	*
	Alan W. Tuck (14)	8,912	*
	John B. Green (15)	52,033	*
	Harry M. Meade (16)	52,018	*
	Richard A. Scotland (17)	37,099	*
	Daniel S. Woloshen (18)	40,963	*
	All current executive officers and directors as a group (15 persons)(19)	436,519	4.08%

Series D Preferred Stock
	LFB Biotechnologies, S.A.S.(20).	115	100%

*	Less than 1%.

(1)	Based on information contained in this holder’s Schedule 13D/A filed on April 3, 2009. Includes 2,014,840 shares owned directly, 11,500 shares issuable upon conversion of 115 shares of Series D convertible preferred stock owned directly, 2,319,354 shares of common stock issuable upon exercise of an outstanding warrant and 4,838,709 shares issuable upon conversion of a convertible note that we issued to LFB Biotechnologies, in December of 2008. LFB Biotechnologies, as a wholly owned subsidiary, shares voting and dispositive power over these securities with its parent, Laboratoire Francais du Fractionnement et des Biotechnologies.
(2)	Based on information contained in this holder’s Schedule 13G/A filed on February 13, 2009. Includes 78,000 shares of common stock issuable upon exercise of an outstanding warrant.
(3)	Based on information contained in this holder’s Schedule 13G/A filed on April 22, 2009.
(4)	Includes 58,651 shares owned directly by Dr. Cox (including 400 shares owned jointly with his grandchildren), 4,943 shares beneficially owned by Dr. Cox and held in our 401(k) plan, 400 shares held by Dr. Cox indirectly as custodian for his grandchildren, and 90,578 shares issuable to Dr. Cox upon the exercise of outstanding options exercisable on or before July 25, 2009.
(5)	Includes 507 shares owned directly by Mr. Baldridge and 9,000 shares issuable to Mr. Baldridge upon the exercise of outstanding options exercisable on or before July 25, 2009.
(6)	Includes 5,250 shares issuable to Dr. Bauer upon the exercise of outstanding options exercisable on or before July 25, 2009.
(7)	Includes 8,656 shares owned directly by Mr. Béchon and 3,750 shares issuable to Mr. Béchon upon the exercise of outstanding options exercisable on or before July 25, 2009. Excludes the 9,184,404 shares of common stock beneficially owned by LFB Biotechnologies, of which Mr. Béchon is President and Directeur General. Mr. Béchon is also an executive officer of the parent of LFB Biotechnologies, Laboratoire Francais du Fractionnement et des Biotechnologies, which is wholly owned by the government of France, but he disclaims beneficial ownership of such shares.
(8)	Includes 3,621 shares owned directly by Dr. Bullock and 7,750 shares issuable to Dr. Bullock upon the exercise of outstanding options exercisable on or before July 25, 2009.
(9)	Includes 12,442 shares owned directly by Mr. Geraghty, 138 shares beneficially owned by Mr. Geraghty and held in our 401(k) plan and 12,250 shares issuable to Mr. Geraghty upon the exercise of outstanding options exercisable on or before July 25, 2009.
(10)	Includes 1,100 shares owned directly by Dr. Gray and 1,500 shares issuable to Dr. Gray upon the exercise of outstanding options exercisable on or before July 25, 2009.
(11)	Includes 6,750 shares issuable to Mr. Landine upon the exercise of outstanding options exercisable on or before July 25, 2009.
(12)	Includes 2,230 shares owned directly by Ms. McNamara and 6,750 shares issuable to Ms. McNamara upon the exercise of outstanding options exercisable on or before July 25, 2009.
(13)	Includes 2,458 shares owned directly by Mr. Miller and 6,750 shares issuable to Mr. Miller upon the exercise of outstanding options exercisable on or before July 25, 2009.
(14)	Includes 2,712 shares owned directly by Mr. Tuck, 700 shares held by Mr. Tuck in his Individual Retirement Account and 5,500 shares issuable to Mr. Tuck upon the exercise of outstanding options exercisable on or before July 25, 2009.
(15)	Includes 15,617 shares owned directly by Mr. Green, 5,921 shares beneficially owned by Mr. Green and held in our 401(k) plan, and 30,495 shares issuable to Mr. Green upon the exercise of outstanding options exercisable on or before July 25, 2009.
(16)	Includes 17,021 shares owned directly by Dr. Meade, 5,302 shares beneficially owned by Dr. Meade and held in our 401(k) plan, and 29,695 shares issuable to Dr. Meade upon the exercise of outstanding options exercisable on or before July 25, 2009.
(17)	Includes 11,797 shares owned directly by Mr. Scotland, 4,603 shares beneficially owned by Mr. Scotland and held in our 401(k) plan, and 20,699 shares issuable to Mr. Scotland upon the exercise of outstanding options exercisable on or before July 25, 2009.
(18)	Includes 11,482 shares owned directly by Mr. Woloshen, 5,286 shares beneficially owned by Mr. Woloshen and held in our 401(k) plan, and 24,195 shares issuable to Mr. Woloshen upon the exercise of outstanding options exercisable on or before July 25, 2009.
(19)	Excludes the 9,184,403 shares of common stock beneficially owned by LFB Biotechnologies, of which Mr. Béchon is President and Directeur General and as to which he disclaims beneficial ownership. See Note (7) above in this table.
(20)	LFB Biotechnologies, as a wholly owned subsidiary, shares voting and dispositive power over these securities with its parent, Laboratoire Francais du Fractionnement et des Biotechnologies. Mr. Béchon is an executive officer of both companies, but he disclaims beneficial ownership of the shares. See Note (7) above in this table.

Increase in LFB’s Control Position

Share Ownership

As set forth in the table above, LFB Biotechnologies S.A.S., referred to as LFB, holds a $15 million convertible note and a warrant to purchase 2,319,354 shares of common stock that we issued to LFB in December 2008, referred to respectively as the 2008 note and 2008 warrant. LFB financed its purchase of the 2008 note and 2008 warrant from the cash reserves of its parent company, Laboratoire Francais du Fractionnement et des Biotechnologies, a société anonyme, or limited liability company, established under the laws of France. LFB has the right to convert all or a portion of the 2008 note into a total of 4,838,710 shares of our common stock at a conversion price equal to $3.10 per share. Based on the number of shares of common stock outstanding at the closing of the NASDAQ Capital Market on May 26, 2009, as adjusted for the one-for-ten reverse stock split effected at 11:59 p.m. on May 26, 2009, and if LFB fully exercised the 2008 warrant and fully converted the 2008 note and retained its common stock and Series D Preferred Stock, it would then own approximately 52.17% of our outstanding shares of common stock on an as-converted basis. We disclosed, in our proxy statement provided in connection with the December 10, 2008 special meeting at which the stockholder approved the sale for LFB of the 2008 note and 2008 warrants, that LFB would own approximately 52% of our common stock upon conversion of those securities.

If the Convertible Note and the Series E Preferred Stock described in this proxy statement, including all of the shares issuable under LFB’s option to purchase additional shares of convertible preferred stock, are issued and converted into common stock at a conversion price of $2.63, LFB’s beneficial ownership would increase to 23,728,131 shares, or 73.81%, of our common stock. LFB will beneficially own more shares of common stock if the price of our common stock is lower than $2.63 as of the special meeting date, because the conversion price of our Series E-2 convertible preferred stock will be the lower of the volume weighted adjusted price on that date or $2.63. For more information regarding the issuance of preferred stock to LFB, please see the “Background Information” section of this proxy statement.

We note that as of June 23, 2009, the record date for the special meeting contemplated by this proxy statement, LFB had not converted the 2008 note nor exercised the 2008 warrant, and accordingly holds 19.4% of the outstanding common stock eligible to vote at the special meeting.

Board Representation.

As part of the securities purchase agreement described below, and as long as LFB owns at least 21% of our outstanding common stock on an as-converted basis, LFB has the right to designate one or more directors, including its current designee on our Board, in proportion to its equity ownership. For this purpose, equity ownership includes common stock held by LFB, and common stock issuable to LFB upon conversion of convertible preferred stock and its currently convertible 2008 note. However, common stock issuable upon exercise of warrants is not included. The number of directors that LFB can designate is equal to the product, rounded up to the nearest whole number, of LFB’s equity ownership multiplied by the total number of directors on our Board (including LFB’s designated directors). This means that LFB already has the right, exercisable at any time, to designate directors totaling up to five of the eleven seats currently on our Board. Upon shareholder approval and closing of the issuance of $25.5 million of preferred stock at the first closing under the securities purchase agreement described below, and before any exercise of LFB’s outstanding warrants or its option to purchase additional securities under the agreement, LFB would have the right to designate directors totaling up to eight of the eleven seats currently on our Board.

BACKGROUND INFORMATION

On June 18, 2009, we entered into agreements with LFB to provide us $12.3 million of net proceeds, with an option for an additional $6.4 million of net proceeds through a combination of debt and equity financing.

We entered into a securities purchase agreement (the “Purchase Agreement”) with LFB, under which we agreed to issue to LFB $12,000,000 (the “Series E-1 Purchase Amount”) of our newly-designated Series E-1 10% Convertible Preferred Stock (the “E-1 Preferred Stock”) and $13,500,000 of our newly-designated Series E-2 10% Convertible Preferred Stock in a private placement transaction. In connection with the Purchase Agreement, we also entered into a loan agreement with LFB (the “Loan Agreement”) pursuant to which we issued to LFB a $4,512,268 million secured convertible note (the “Convertible Note”), the principal amount of which is convertible into shares of Series E-1 Preferred Stock. The Series E-1 Preferred Stock will be convertible into our common stock at the rate of one share for each $2.63 of stated value of the Series E-1 Preferred Stock. The stated value of the Series E-2 Preferred Stock will be convertible into our common stock at a rate equal to the lower of $2.63 or the market price of our common stock on the date of shareholder approval. Pursuant to the Purchase Agreement we also granted LFB the option to purchase up to 50% of each of the total of Series E-1 Preferred Stock and Series E-2 Preferred Stock issued at closing, exercisable at any time in the six month period following closing (the “Option”).

Under the terms of the Purchase Agreement, the principal amount of the Convertible Note will be applied to the purchase price of the Series E-1 Preferred Stock.

Conversion of the Convertible Note into E-1 Preferred Stock and issuance of Series E-1 Preferred Stock, the Series E-2 Preferred Stock and the Option is subject to satisfaction of certain conditions, including:

•	the receipt of approval from our shareholders, as described in this proxy statement;

•	the accuracy of the representations and warranties of the parties; and

•	the satisfaction of other customary closing conditions.

In addition to the $4,000,000 in gross proceeds that we received upon issuance of the Convertible Note to LFB, we expect to receive gross proceeds of approximately $21,000,000 for the issuance of the additional shares of Series E-1 Preferred Stock and the Series E-2 Preferred Stock. After payment of fees and expenses related to the transaction and after depositing $12,750,000 of the proceeds into an escrow account for twelve months for purposes of satisfying the dividend payment on the Series E Preferred Stock and the Company’s make-whole payment obligation, we expect to receive net proceeds of approximately $11,000,000. We expect the transaction to close within three business days after receipt of any required approvals from our shareholders. We expect to use the net proceeds for general corporate purposes.

History of Transaction

We engaged Merriman Curhan Ford & Co. to act as our exclusive agent to assist us in seeking financing. In our efforts to obtain financing we and our agent conducted discussions with a broad range of investors, including extensive discussions with LFB, and received several financing proposals from potential investors and from LFB. After management and our agent developed a revised version of one such proposal that would have split the proposed Series E Preferred Stock financing between LFB and a new financial investor, ultimately LFB declined to consent to the transaction and, consistent with its right of first refusal, proposed to finance the entire transaction on substantially the same terms presented for the combined investment by LFB and the new financial investor. We entered into the Purchase Agreement and the Loan Agreement with LFB after our Board determined, upon careful review and consideration, that it was in the best interests of our shareholders to accept LFB’s proposed investment, because it would provide the most net proceeds to the Company in the shortest time period and the securities would be placed with a long-term, strategic investor in the Company.

Transactions with LFB

Lending Arrangements with LFB

The following summary of the Loan Agreement, Amended and Restated Security Agreement, Term Loan and the Convertible Note is qualified in its entirety by reference to, and should be read in conjunction with, the actual documents, copies of which were filed as exhibits to a Current Report on Form 8-K filed on June 19, 2009 and are incorporated herein by this reference.

Under the Loan Agreement we issued to LFB the Convertible Note and a second note in the principal amount of $3.5 million (the “Term Loan”).

Convertible Note. We issued the Convertible Note to LFB in exchange for gross proceeds of $4,000,000. The $512,268 difference between the proceeds that we received and the principal amount of the Convertible Note represents a portion of our share of common program expenses for 2008 that had previously been funded to us by LFB under the Amended and Restated Joint Development and Commercialization Agreement between us and LFB.

The Convertible Note will mature on January 1, 2012 and will accrue interest at a rate equal to 10.8% per annum. Unless the Convertible Note is converted, as described below, accrued interest shall be payable in cash in advance in 26 consecutive monthly installments of principal and interest commencing on October 1, 2009. Upon receipt of shareholder approval of the transactions under the Purchase Agreement described below, the full principal amount of the Convertible Note will automatically convert into shares of our Series E-1 Preferred Stock at a conversion price equal to $1,000 per share, which is equal to the purchase price of the Series E Preferred Stock under the Purchase Agreement. The Convertible Note is secured by a first priority security interest on all of our assets, including our intellectual property, but excluding livestock, pursuant to an Amended and Restated Security Agreement between us and LFB.

Term Loan. LFB also made the Term Loan to us and the proceeds were paid to General Electric Capital Corporation (“GECC”) in satisfaction of all of our remaining indebtedness to GECC. The Term Loan has a 10-year amortization schedule with a final balloon payment on January 1, 2012 and accrues interest at a rate equal to 10.8% per annum. Accrued interest shall be payable in cash in advance in consecutive monthly installments of principal and interest commencing August 1, 2009. The Term Loan is also secured by a first priority security interest on all of our assets, including our intellectual property, but excluding livestock, pursuant to an Amended and Restated Security Agreement between us and LFB.

As a result of the payoff of our GECC debt in full we have terminated all of our loan agreements and security agreements with GECC and LFB has a first priority security interest on all of our assets, including our intellectual property, but excluding livestock, and we amended and restated the Security Agreement between us and LFB dated December 22, 2008 and we amended the Mortgage, Security Agreement and Fixture Filing dated December 22, 2008 granted by us to LFB to reflect LFB’s first lien position and to secure the Convertible Note and the Term Loan as part of our indebtedness to LFB. All other material terms of these agreements remain the same.

Purchase Agreement

The following summary of the Purchase Agreement and the Series E Preferred Stock is qualified in its entirety by reference to, and should be read in conjunction with, the actual Purchase Agreement (which includes forms of the certificates of designations of the Series E-1 and Series E-2 Preferred Stock), a copy of which was filed as an exhibit to our Current Report on Form 8-K filed on June 19, 2009 and is incorporated herein by this reference.

Under the Purchase Agreement, we have agreed, subject to shareholder approval, to issue to LFB the Series E Preferred Stock in exchange for payment to us of aggregate gross proceeds of approximately $21,000,000 at closing, in addition to the $4,512,268 that we have already received for the Convertible Note. Upon shareholder approval, the entire principal amount of the Convertible Note will automatically convert into shares of Series E-1 Preferred Stock and we will issue an additional $7,487,732 of Series E-1 Purchase Shares and $13,500,000 of Series E-2

Preferred Stock to LFB. Upon conversion of the Convertible Note in full and full conversion of the Series E Preferred Stock (including all of the shares issued under LFB’s option to purchase additional shares of Series E Preferred Stock), into common stock at a conversion price of $2.63 and assuming full conversion of the 2008 note and exercise of the 2008 warrant, LFB would own 23,728,131 shares, or 73.81% of our common stock.

Under the Purchase Agreement, we have agreed to place half of the gross proceeds of the sale of the Series E Preferred Stock, or $12,750,000, into an escrow account for the payment of the 10% dividends on the Series E Preferred Stock. Upon any conversion or redemption of the Series E Preferred Stock in the first year after closing, LFB will receive a make-whole payment in an amount equal to the dividends payable through the fifth anniversary of the issuance of the Series E Preferred Stock. The make whole payment will be paid on the converted or redeemed Series E Preferred Stock, less any dividends made before such conversion or redemption. Upon the conversion of any shares of Series E Preferred Stock before the first anniversary of this original issue date, we are obligated to pay to LFB a make-whole payment in cash in an amount equal to $500 per $1,000 of the stated value of each share of the Series E Preferred Stock converted, less the amount of any dividends previously paid. Any funds remaining in the escrow account after one year will be distributed to us. Assuming LFB converts the Series E Preferred Stock in the first year after closing, we view this make-whole payment as an effective discount to the purchase price of the Series E Preferred Stock.

Series E Preferred Stock. The Series E Preferred Stock will carry cumulative dividends at the rate per share of 10% per annum, payable in cash semiannually on January 1 and July 1, beginning on January 1, 2010, on each date that Series E Preferred Stock is converted and on the five-year redemption date. Any dividends that are not paid within three trading days following a dividend payment date shall continue to accrue and shall entail a late fee, payable in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law.

On or after the fifth anniversary of the original issue date of any shares Series E Preferred Stock, we have the right to redeem, and LFB has the right to cause us to redeem, all of the outstanding shares of Series E Preferred Stock. Upon the occurrence of certain other triggering events, LFB shall have the right to exercise its option to require us to redeem all of the Series E Preferred Stock at a price equal to the sum of the Series E Preferred Stock’s stated value, all accrued but unpaid dividends, and all liquidated damages and other costs, expenses or amounts due in respect of the Series E Preferred Stock.

The only difference between the Series E-1 Preferred Stock and the Series E-2 Preferred Stock is their conversion prices. The $2.63 conversion price of the Series E-1 Preferred Stock is equal to the final closing price of our common stock on the date immediately preceding the signing of the Purchase Agreement. The conversion price of the Series E-2 Preferred Stock is the lesser of $2.63 or the volume weighted average price of our common stock on the date that our shareholders approve the transaction.

Option to Purchase Additional Shares of Series E Preferred Stock. Under the Purchase Agreement we have also granted LFB the option to purchase additional shares of Series E Preferred Stock. This option is exercisable in full or in part after the date our shareholders approve the transaction for a period of six months. Under this option, LFB will be able to purchase up to 50% of the number of shares of Series E-1 Preferred Stock and Series E-2 Preferred Stock that it purchased in the initial closing on the same terms as that initial purchase.

Participation Rights. Under the Purchase Agreement, and consistent with the agreement for LFB’s purchase of convertible debt in December 2008, LFB has the right to participate in all of our future offerings of common stock or securities exercisable or convertible into common stock to purchase the number of shares in proportion to its then pro rata ownership of our common stock, on an as converted basis. LFB’s participation will be on the terms agreed upon by us and other investors in the future offerings, including price and closing date; provided that LFB will have 10 calendar days upon notice of any offering to choose whether to participate. LFB also has a right of first refusal and right of first negotiation with respect to any proposed sale by us of common stock or securities exercisable or convertible into common stock. Pursuant to this right, if we intend to undertake an offering, we must notify LFB of the proposed terms of such offering and LFB has the right to refuse to purchase the securities on the proposed terms and the right to negotiate with us alternative terms to purchase all of the securities to be sold in the proposed offering.

Board Representatives. Under the terms of the Purchase Agreement, and as long as LFB owns at least 21% of our common stock on an as-converted basis, LFB has the right to designate to our Board of Directors the maximum number of directors permissible under the Marketplace Rules of NASDAQ. The maximum number of directors LFB could designate would be equal to the product, rounded up to the nearest whole number, of (i) LFB’s ownership percentage of our equity, multiplied by (ii) the total number of directors on our Board (including LFB’s designated directors). For purposes of this calculation, LFB’s equity ownership percentage would be determined by the following quotient:

(i)	the sum of the number of shares of our common stock:

(A)	held by LFB,

(B)	issuable upon conversion of our currently convertible preferred stock held by LFB, and

(C)	issuable upon conversion of our currently convertible debt held by LFB;

divided by

(ii)	the sum of the number of shares of our common stock:

(A)	outstanding,

(B)	issuable upon conversion of our outstanding and currently convertible preferred stock, and

(C)	issuable upon conversion of our outstanding and currently convertible debt.

LFB’s equity ownership percentage under this calculation is currently just under 45%, which means that LFB has the right to designate a total of up to five of the eleven directors currently set as the number of directors on our Board. Upon shareholder approval and closing of the issuance of the Series E Preferred Stock to LFB at the first closing, LFB would beneficially own approximately 66.3% of our common stock, excluding shares issuable upon exercise of the warrants and before any exercise of LFB’s option to purchase additional Series E Preferred Stock, and LFB would have the right to designate up to eight of the eleven directors on our Board. LFB’s director representatives would be appointed across each of our three classes of directors in as equal proportion as possible.

Once appointed LFB’s board representatives would be nominated for re-election upon expiration of their term unless LFB’s equity ownership percentage decreases. If LFB’s equity ownership percentage decreases, under the NASDAQ Marketplace Rules the number of its board representatives would have to decrease ratably such that LFB’s board representation would remain proportional to its equity ownership, as described above. Any decrease in the number of LFB’s directors would be effected only upon expiration of any such director’s term.

Registration Rights. Under the Purchase Agreement LFB also received registration rights with respect to the shares of Common Stock issuable upon conversion of Series E Preferred Stock. These are in addition to LFB’s registration rights with respect to up to 10,000,000 shares of common stock it beneficially owns before any shares are issued to it under the Purchase Agreement.

Representations and Warranties. The Purchase Agreement is incorporated by reference to our Current Report on Form 8-K filed on June 19, 2009. Except for its status as the contractual document between the parties with respect to the agreements described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and are subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.

Required Stockholder Approvals

The closing of the Purchase Agreement is conditioned on our shareholders approving the conversion of the Convertible Note into share of Series E Preferred Stock and the issuance of the Series E Preferred Stock to LFB (the proposal in this proxy statement). If we do not receive shareholder approval of the proposal or any similar proposal, the Convertible Note will not convert and will be repaid upon its terms and we will not issue any shares of Series E Preferred Stock to LFB.

LFB Biotechnologies, S.A.S.

We are partners with LFB under our 2006 joint development and commercialization agreement to develop selected recombinant plasma proteins and monoclonal antibodies using our transgenic production platform. Under this agreement, we and LFB are sharing equally in the cost of the development and commercialization of each product and are entitled to 50% of any profits derived from products developed through the collaboration, provided we each contribute equally to their development. In the event that contributions to development are not equal, the profit allocation will be adjusted based on development costs incurred. Under this agreement, a joint steering committee of our and LFB’s representatives determines product development and commercialization plans. We are responsible for development of the production system for the products and retain exclusive commercial rights to the products in North America. LFB is responsible for clinical development and regulatory review of the first program in this collaboration, and has exclusive commercial rights in Europe. We hold co-exclusive rights with LFB in the rest of the world to any products developed through the collaboration. LFB has a right of first negotiation on partnering and licensing opportunities. We must notify LFB of any decision to license to a third party or enter into a collaboration or partnership with a third party to develop or commercialize any invention or product developed by us pursuant to the terms of this agreement. Upon receipt of our notice, LFB will have the right to negotiate with us such proposed license, collaboration or other arrangement. Also, we have granted to LFB exclusive rights and licenses to certain technology and joint inventions and joint patent rights to all areas outside of Europe. These rights are exclusive even as to us and our ability to have similar rights. The initial term of the agreement is fifteen years, subject to extension or termination by mutual consent, and the terms for any product developed through the collaboration will continue until the later of the initial term or ten years beyond regulatory approval of that product.

LFB is our largest stockholder. As of May 26, 2009, LFB owned 2,014,840 shares of our common stock and 115 shares of our Series D preferred stock, each share of which is convertible into 100 shares of our common stock and assuming exercise of a warrant for 2,319,354 shares and conversion of a convertible note convertible into 4,838,710 shares of common stock, beneficially owned, on an as-converted basis, a total of 9,184,404 shares, approximately 52.17% of our then outstanding common stock after giving effect to such conversion and exercise. If all the shares contemplated by the Purchase Agreement are issued to LFB, converted into common stock at the conversion price of $2.63 and LFB does not exercise the Option, it would own 18,880,222 shares of our common stock on an as-converted basis, or approximately 69.15% of our then outstanding common stock. In addition, if LFB were to exercise the Option and convert those shares into common stock at a conversion price of $2.63, it would beneficially own 23,728,131 shares of our common stock on an as-converted basis, or approximately 73.81% of our then outstanding common stock. If the conversion price of the Series E-2, which is set at the closing price of our common stock on the date of shareholder approval, were to be less than $2.63, LFB would own a greater percentage of our outstanding common stock.

As sole stockholder of our Series D preferred stock, LFB is entitled to nominate and elect one director to our Board. Christian Béchon, Chairman and Chief Executive Officer of LFB and Laboratoire français du Fractionnement et des Biotechnologies S.A., LFB’s parent company, serves as a director and LFB board representative. In addition as part of the Purchase Agreement, as discussed above, LFB has the right to designate the maximum number of directors to our Board of Directors permissible under the NASDAQ Marketplace Rule, which currently would be five of our eleven directors.

LFB also holds a convertible note issuable by us in 2006, which has a current principal balance of approximately $842,000 and approximately $41,507 in accrued and unpaid interest. The convertible note matures in 2011 and accrues interest at a rate of 2% per annum and, subject to certain conditions, will automatically convert into shares of our common stock in conjunction with future common stock offerings at the per share offering price of the respective offering.

PROPOSAL –

ISSUANCE OF SERIES E-1 AND SERIES E-2 10% CONVERTIBLE PREFERRED STOCK TO LFB

Proposal

We are seeking approval of the issuance of Series E-1 and Series E-2 10% Convertible Preferred Stock to LFB pursuant to the Purchase Agreement. If this proposal is approved, we would issue $12,000,000 of Series E-1 10% Convertible Preferred Stock, including shares issuable upon conversion of the $4,512,268 principal amount of the Convertible Note and $13,500,000 of Series E-2 Preferred Stock. In addition, LFB would have the option to purchase up to $6,000,000 of additional shares of Series E-1 10% Convertible Preferred Stock and up to $6,750,000 of Series E-2 Convertible Preferred Stock. For information regarding our proposed issuance of the Series E Preferred Stock and our related transactions with LFB, see the “Background Information” section beginning on page [7].

Reason For Request For Stockholder Approval

Our common stock is listed on the NASDAQ Capital Market, and we are subject to the Marketplace Rules of NASDAQ. Under Marketplace Rule 5635(d)(2), we are required to obtain shareholder approval prior to the issuance of securities in connection with one or more transactions, other than a public offering, that involve:

(i) the sale or issuance of common stock, or securities convertible into common stock, equal to 20% or more of our common stock outstanding before the issuance,

(ii) at a price (or in the case of convertible securities, a conversion price) less than the greater of the book or market value of our common stock.

Our issuance of the shares of Series E Preferred Stock pursuant to the Purchase Agreement will result in the issuance of common stock, or securities convertible into common stock, equal to 20% or more of our common stock outstanding immediately before we entered into the Purchase Agreement on June 18, 2009. The equivalent per share price of our common stock issuable pursuant to the Purchase Agreement, after giving effect to the effective discount (due to the make-whole arrangement described above in the section discussing the Purchase Agreement) was $1.315. The per share market price of our common stock (which was greater than book value) was equal to the final closing bid price of $2.63 on June 17, 2009, the date immediately preceding the date we entered into the Purchase Agreement. Accordingly, we are seeking shareholder approval of this proposal in order to ensure compliance with Marketplace Rule 5635(d)(2).

Additionally, under Marketplace Rule 5635(c), we are required to obtain shareholder approval when a transaction involves the sale of securities at a discount to the market value to an officer, director, employee or consultant, even if such a sale is part of a larger financing transaction. NASDAQ guidance indicates that the issuance of common stock or securities convertible into or exercisable for common stock by a company to affiliated entities of the company’s officers, directors, employees or consultants other than in a public offering, where the issuance is at a price less than the greater of the book or market value of the common stock, may be deemed to be a sale requiring shareholder approval under Rule 5635(c). Because Mr. Béchon, one of our directors and the board representative for LFB, serves as President and Directeur General of LFB and Laboratoire Français due Fractionnement et des Biotechnologies S.A., LFB’s parent company, LFB may be deemed to be an affiliated entity of Mr. Béchon. Accordingly, we are seeking approval of this proposal in order to ensure compliance with Marketplace Rule 5635(c).

If our shareholders do not approve this proposal, we will not be able to issue the Series E Preferred Stock to LFB under the Purchase Agreement. If this proposal is not approved and any similar proposal is not approved by August 15, 2009[, or 60 calendar days after the filing of the definitive proxy statement if this preliminary proxy statement is reviewed by the SEC], LFB is not obligated to purchase the Series E Convertible Preferred Stock under the terms of the Purchase Agreement.

No Appraisal Rights

Under Massachusetts law, stockholders are not entitled to appraisal rights with respect to the issuance to LFB of Series E Preferred Stock.

Vote Required

The affirmative vote representing a majority of votes cast by holders of shares present, or represented by proxy, and entitled to vote thereon is required to approve this proposal. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not be counted in the voting on this proposal.

Recommendation of our Board of Directors

Our Board of Directors has determined that the issuance of the Series E Convertible Preferred Stock as contemplated more fully in the Purchase Agreement is advisable and in the best interests of our shareholders, and recommends that all shareholders vote “FOR” the approval of this proposal at the special meeting.

ADDITIONAL INFORMATION

Deadline for Shareholder Proposals and Director Nominations

If the 2010 Annual Meeting is not held before April 27, 2010 or after June 26, 2010, and if you wish to bring business before or propose director nominations at the 2010 Annual Meeting of Shareholders, you must notify us in writing by March 13, 2010 (the date 75 days before the anniversary of the 2009 Annual Meeting).

If you intend to bring such a proposal or nomination at the 2010 Annual Meeting, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must notify us in writing of your proposal or nomination prior to December 24, 2009.

Any shareholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information to Vice President, Corporate Communications, c/o GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702:

•	a brief statement outlining the reasons the nominee would be an effective director;

•	the name, age and business and residence addresses of the candidate;

•

the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period;

•	the number of shares of our common stock, if any, beneficially owned by the candidate;

•	details of any business or other significant relationship the candidate has ever had with us or our affiliates;

•	the shareholder’s name and record address and the name and address of the beneficial owner of shares of our common stock, if any, on whose behalf the proposal is made; and

•	the number of shares of our common stock that the shareholder and any such beneficial owner beneficially own.

The Nominating and Corporate Governance Committee may seek further information from or about the shareholder making the recommendation, the candidate, or any such beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such beneficial owner.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the document to you if you write or call us at the following address or phone number: GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Vice President, Corporate Communications (508-620-9700 x5374) or by emailing him at tom.newberry@gtc-bio.com. If you wish to receive separate copies of our annual report and proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report and Other SEC Filings

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at www.gtc-bio.com. These and other SEC filings, including our proxy statement, are also available on the SEC’s website at www.sec.gov.

A copy of these filings, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 (excluding exhibits) may be obtained, at no cost, by writing to the Vice President, Corporate Communications, GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702 or by e-mailing him at tom.newberry@gtc-bio.com.

*    *    *

GTC BIOTHERAPEUTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS ON July [—], 2009

The undersigned shareholder of GTC Biotherapeutics, Inc. (“GTC”) hereby appoints Geoffrey F. Cox and John B. Green, or any of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of GTC that the undersigned is entitled to vote at the Special Meeting of Shareholders of GTC to be held at              local time on [Day], July [—], 2009 at                     , and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s). If no specification is made, this proxy will be voted “for” the proposal and in accordance with the determination of a majority of the Board of Directors as to any other matters that may properly come before the meeting or any adjournments thereof.

The undersigned shareholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the clerk, or by attending the special meeting and voting in person.

Address Changes:

(If you noted any Address Changes above, please mark the corresponding box on the reverse side.)

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS

POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON JULY [—], 2009

This proxy statement is available at: http://www.gtc-bio.com/[—]

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

GTC BIOTHERAPEUTICS, INC.

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by GTC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

VOTE BY PHONE – [1-800-690-6903]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to GTC Biotherapeutics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: GTCBO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GTC BIOTHERAPEUTICS, INC.

1. Vote on Proposal	–	Proposal to approve the issuance of the Series E-1 and Series E-2 10% Convertible Preferred Stock to LFB pursuant to the securities purchase agreement.
		For	Against	Abstain
		☐	☐	☐

PLEASE DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each joint holder should personally sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes, please check the box at the right and write the change on the back of this card, where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method.    Address Change  ☐

Please indicate if you plan to attend the meeting.    Yes  ☐    No  ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date